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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 333-51577, No. 33-32894 and No. 33-45092) pertaining to the
Employee Phantom Stock Salary Deferral Plan, 1991 Stock Option Plan, Non-Employee Directors Stock Option Plan, and Employee Stock Option Plan; (Form S-8 No. 33-82965) pertaining to the 1991 Option Plan and the Employee Stock Purchase Plan of Amylin Pharmaceuticals, Inc. of our report dated February 22, 2000, with respect to the consolidated financial statements of Amylin Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.


                                                  Ernst & Young LLP


San Diego, California
March 24, 2000